AmTrust Financial Services, Inc. Reports Fourth Quarter Operating Earnings(1) of $53.4 Million and Net Income of $55.3 Million
Book Value Per Share of $17.03, Up 26.4% Since Year-end 2011
Financial Highlights
Fourth Quarter 2012

•	Gross written premium of $773.6 million, up 31.9%, and net earned premium of $383.4 million, up 28.1% from fourth quarter 2011

•	Operating diluted EPS(1)(2) of $0.77 ($0.07 attributable to gain on life settlement contracts) compared to $0.60 (($0.02) attributable to loss on life settlement contracts) in the fourth quarter 2011

•	Annualized operating return on equity(1) of 19.3% and annualized return on equity of 19.9%

•	Service and fee income of $54.1 million, up 79.5% from fourth quarter 2011

•	Operating earnings(1) of $53.4 million compared to $40.7 million, up 31.2% from fourth quarter 2011

•	Fourth quarter 2012 results include gain on life settlement contracts net of non-controlling interest of $4.5 million compared to a loss of $1.0 million in fourth quarter 2011

•	Net income of $55.3 million compared to $37.9 million from fourth quarter 2011

•	Diluted EPS of $0.79 compared to $0.56 in the fourth quarter 2011

•	Combined ratio of 90.1% compared to 89.0% in the fourth quarter 2011

Full Year 2012

•	Gross written premium of $2.75 billion, up 27.8%, and net earned premium of $1.42 billion, up 36.8% over 2011

•	Operating diluted EPS(1)(2) of $2.77 ($0.10 attributable to gain on life settlement contracts) compared to $2.65 ($0.39 attributable to gain on life settlement contracts) in 2011

•	Operating return on equity(1) of 18.8% and return on equity of 17.5%

•	Service and fee income of $172.2 million, up 58.5% from 2011

•	Operating earnings(1) of $191.6 million compared to $179.5 million in 2011

•	2012 results include gain on life settlement contracts net of non-controlling interest of $6.7 million compared to $26.4 million in 2011

•	Net income of $178.0 million compared to $170.4 million in 2011

•	Diluted EPS of $2.57 compared with $2.52 in 2011

•	Combined ratio of 89.5% compared to 89.0% in 2011

•	Book value per share of $17.03, up from $13.47 at year-end 2011

•	Shareholders' equity was $1.14 billion as of December 31, 2012

NEW YORK, Feb. 14, 2013 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today reported fourth quarter 2012 operating earnings(1) of $53.4 million, or $0.77 per diluted share compared to $40.7 million, or $0.60 per diluted share, in the fourth quarter of 2011. Net income totaled $55.3 million, or $0.79 per diluted share for the fourth quarter of 2012 compared $37.9 million, or $0.56 per diluted share in the fourth quarter of 2011. Fourth quarter 2012 annualized operating return on equity increased to 19.3% from 18.8% in the fourth quarter of 2011.
During 2012, net income totaled $178.0 million, an increase of 4.4% from $170.4 million in 2011. Earnings per diluted share(2) totaled $2.57 in 2012, an increase of 2.0% from $2.52 in 2011. Operating earnings(1) totaled $191.6 million, or $2.77 per diluted share, an increase of 6.8% from $179.5 million, or $2.65 per diluted share(2) in 2011. December 31, 2012 book value per share rose 26.4% to $17.03 and full year operating return on equity was 18.8%. Per share results for the fourth quarter and year reflect a 10% stock dividend the Board of Directors declared on August 6, 2012.

Fourth Quarter 2012 Results

For the fourth quarter of 2012, total revenue of $517.8 million increased $131.3 million, or 34.0%, from $386.5 million in the fourth quarter of 2011. Gross written premium of $773.6 million rose $186.9 million, or 31.9%, from $586.8 million in the same period a year ago. Net written premium of $413.0 million increased $68.0 million, or 19.7%, from $345.0 million in the fourth quarter in 2011. Net earned premium of $383.4 million increased $84.0 million, or 28.1%, from $299.4 million in the fourth quarter of 2011.
Commission and other revenues were $134.5 million, an increase of $47.3 million, or 54.3%, from $87.1 million for the fourth quarter of 2011 and represented 26.0% of total revenue. The combined ratio totaled 90.1% compared with 89.0% in the fourth quarter of 2011.
Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $56.3 million, up 33.7% from $42.1 million a year ago. During the quarter, AmTrust ceded $269.6 million of gross written premium and $214.9 million of earned premium to Maiden compared to $189.3 million of gross written premium and $148.8 million of earned premium ceded in the fourth quarter of 2011.
Total service and fee income of $54.1 million increased $24.0 million, or 79.5% from $30.1 million in the fourth quarter of 2011 and included $8.8 million from related parties compared with $4.6 million in the fourth quarter of 2011.
Investment income, excluding net realized gains and losses, totaled $18.9 million, an increase of 37.8% from $13.7 million in the fourth quarter of 2011. In addition, fourth quarter 2012 results include net realized investment gains of $5.2 million, or $3.4 million after-tax, on certain fixed income and equity investments compared with $1.2 million, or $0.8 million after-tax, in the fourth quarter of 2011.
In the fourth quarter 2012, net gain on life settlements including non-controlling interest was $8.5 million. Operating earnings(1) included gain on life settlement contracts of $4.5 million, net of non-controlling interest.
Loss and loss adjustment expense totaled $255.3 million, an increase of $61.0 million from $194.3 million in the fourth quarter of 2011 and resulted in a loss ratio of 66.6% compared with 64.9% for the fourth quarter of 2011.
Acquisition costs and other underwriting expenses of $146.2 million increased $31.9 million from $114.3 million in the fourth quarter of 2011. Acquisition costs and other underwriting expenses less ceding commissions totaled $89.9 million compared to $72.2 million in the fourth quarter of 2011. The expense ratio was 23.5%, down from 24.1% in the fourth quarter of 2011.
Other expense of $51.0 million increased $27.2 million from $23.8 million in the fourth quarter of 2011.
Full Year 2012 Results
For 2012, total revenue was $1.87 billion, an increase of $507 million, or 37.4%, from $1.36 billion a year ago. Gross written premium of $2.75 billion rose $599 million, or 27.8%, from $2.15 billion a year ago. Net written premium was $1.65 billion, an increase of $371 million, or 29.1%, from $1.28 billion a year ago. Net earned premium of $1.42 billion increased $382.0 million, or 36.8%, from $1.04 billion in 2011.
Commission and other revenues of $446.3 million, an increase of $125.4 million, or 39.1%, from $320.9 million for 2012 compared to 2011 and represented 23.9% of total revenue. The combined ratio totaled 89.5% compared with 89.0% in 2011.
Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $197.0 million, up 27.9% from $154.0 million a year ago. During 2012, AmTrust ceded $846.5 million of gross written premium and $730.3 million of earned premium to Maiden compared to $703.2 million of gross written premium and $559.6 million of earned premium ceded in 2011.
Total service and fee income of $172.2 million increased $63.5 million, or 58.5%, from $108.7 million in 2011 and included $29.0 million from related parties compared with $16.7 million in 2011.
Investment income, excluding net realized gains and losses, totaled $68.2 million, an increase of 22.8% from $55.5 million in 2011. In addition, 2012 results included net realized investment gains of $9.0 million, or $5.8 million after-tax, on certain fixed income and equity investments compared with gains of $2.8 million, or $1.8 million after-tax, in 2011.
In 2012, net gain on life settlements including non-controlling interest was $13.8 million. Operating earnings(1) included gain on life settlement contracts of $6.7 million, net of non-controlling interest.

Loss and loss adjustment expense totaled $922.7 million in 2012, an increase of $244.4 million from $678.3 million in 2011 and resulted in a loss ratio of 65.0% compared with 65.4% for 2011.
Acquisition costs and other underwriting expense of $543.7 million increased $145.3 million from $398.4 million for 2012. Acquisition costs and other underwriting expenses less ceding commissions totaled $346.7 million compared with $244.5 million to 2011. The expense ratio was 24.4%, up from 23.6% in 2011.
Other expense of $161.3 million increased $74.7 million from $86.6 million in 2011.
Total assets of $7.4 billion increased $1.7 billion, or 29.5%, from $5.7 billion at December 31, 2011. Total cash, cash equivalents and investments of $2.7 billion increased $610 million, or 29.2%, from $2.1 billion as of December 31, 2011. Shareholders' equity of $1.1 billion increased 28.5% from $891 million at year-end 2011.
During 2012, the Board of Directors declared cash dividends totaling $0.39 per share. In addition, on August 6, 2012, the Board of Directors declared a 10% stock dividend. As of December 31, 2012, the Company's long-term debt-to-capitalization ratio was 20.9% compared with 23.9% as of December 31, 2011.
(1) References to operating earnings, operating diluted EPS, and operating return on equity are Non-GAAP financial measures defined by the Company as net income, diluted earnings per share and return on equity excluding after-tax net realized investment gain and loss on securities, non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain and loss and gain on acquisition net of tax. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.

(2) In September 2012, the Company paid a ten percent stock dividend. As a result, prior year's weighted average common shares outstanding, diluted shares outstanding, earnings per share, diluted earnings per share and operating diluted earnings per share have been adjusted. The dividend resulted in a reduction in basic earnings per share and diluted operating earnings per share of $0.06 and a reduction in diluted earnings per share of $0.05 for the three months ended December 31, 2011. The dividend resulted in a reduction in basic earnings per share of $0.27, a reduction in diluted earnings per share of $0.25 and a reduction in operating diluted earnings per share of $0.26 for the year ended December 31, 2011.

Conference Call:
On February 14, 2013 at 9:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 12:00 p.m. ET Thursday, February 14, 2013 through February 21, 2013. To listen to the replay, please dial 800.585.8367 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 95792351, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.
The AmTrust Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3280

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Hilly Gross
New York, New York
hilly.gross@amtrustgroup.com
646.458.7925

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Gross written premium	$773,645	$586,761	$2,749,326	$2,150,472

Net written premium	$413,012	$344,994	$1,648,037	$1,276,597
Change in unearned premium	(29,625)	(45,601)	(229,185)	(239,736)
Net earned premium	383,387	299,393	1,418,852	1,036,861
Ceding commission (primarily related party)	56,298	42,123	196,982	153,953
Service and fee income	54,064	30,114	172,174	108,660
Investment income, net	18,876	13,700	68,167	55,515
Net realized gains (loss)	5,213	1,187	8,981	2,768
Commission and other revenues	134,451	87,124	446,304	320,896
Total revenue	517,838	386,517	1,865,156	1,357,757
Loss and loss adjustment expense	255,313	194,277	922,675	678,333
Acquisition costs and other underwriting expense	146,239	114,320	543,713	398,404
Other expense	51,024	23,806	161,320	86,611
Total expenses	452,576	332,403	1,627,708	1,163,348
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	65,262	54,114	237,448	194,409
Other income (expense):
Interest expense	(7,205)	(4,045)	(28,508)	(16,079)
Net gain (loss) on life settlement contracts	8,520	(1,454)	13,822	46,892
Foreign currency gain (loss)	2,743	(591)	(242)	(2,418)
Acquisition gain on purchase	—	—	—	5,850
Total other income (expenses)	4,058	(6,090)	(14,928)	34,245
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	69,320	48,024	222,520	228,654
Provision for income taxes	10,849	11,749	46,955	42,372
Equity in earnings of unconsolidated subsidiaries (related parties)	636	1,467	9,295	4,882
Net income	59,107	37,742	184,860	191,164
Non-controlling interest	(3,794)	181	(6,873)	(20,730)
Net income attributable to AmTrust Financial Services, Inc.	$55,313	$37,923	$177,987	$170,434
Operating earnings attributable to AmTrust Financial Services, Inc. (3)	$53,427	$40,697	$191,646	$179,451
Earnings per common share:
Basic earnings per share	$0.82	$0.57	$2.67	$2.58
Diluted earnings per share	$0.79	$0.56	$2.57	$2.52
Operating diluted earnings per share (4)	$0.77	$0.60	$2.77	$2.65
Weighted average number of basic shares outstanding	66,870	66,121	66,499	65,915
Weighted average number of diluted shares outstanding	69,417	68,116	68,850	67,661
Combined ratio	90.1%	89.0%	89.5%	89.0%
Return on equity	19.9%	17.6%	17.5%	21.2%
Operating return on equity (5)	19.3%	18.8%	18.8%	22.3%
Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(1,757)	$(4,066)	$(2,965)	$(4,411)
Impairments recognized in other comprehensive income	—	—	—	—
	(1,757)	(4,066)	(2,965)	(4,411)
Net realized gains on sale of investments	6,970	5,253	11,946	7,179
Net realized gains	$5,213	$1,187	$8,981	$2,768

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
Cash, cash equivalents and investments	$2,696,402	$2,086,638
Premiums receivables	1,204,181	932,992
Goodwill and intangible assets	514,967	372,786
Total assets	7,421,602	5,732,518
Loss and loss expense reserves	2,431,244	1,879,175
Unearned premium	1,773,593	1,366,170
Trust preferred securities	123,714	123,714
Convertible senior notes	161,218	138,506
AmTrust's stockholders' equity	1,144,121	890,563
Book value per share	$17.03	$13.47

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Reconciliation of net income attributable to AmTrust Financial Services, Inc. to operating earnings attributable to AmTrust Financial Services, Inc.:
Net income attributable to AmTrust Financial Services, Inc.	$55,313	$37,923	$177,987	$170,434
Less: Net realized gains (loss) net of tax	3,389	771	5,838	1,799
Non cash amortization of certain intangible assets	(5,374)	(2,954)	(17,165)	(9,852)
Non cash interest on convertible senior notes net of tax	1,128	—	(2,090)	—
Foreign currency transaction gain (loss)	2,743	(591)	(242)	(2,418)
Loss on investment in unconsolidated subsidiary net of tax (1)	—	—	—	(2,349)
Acquisition gain net of tax (2)	—	—	—	3,803
Operating earnings attributable to AmTrust Financial Services, Inc. (3)	$53,427	$40,697	$191,646	$179,451
Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.79	$0.56	$2.57	$2.52
Less: Net realized gain (loss) net of tax	0.04	0.01	0.09	0.03
Non cash amortization of certain intangible assets	(0.06)	(0.04)	(0.25)	(0.14)
Non cash interest on convertible senior notes net of tax	0.01	—	(0.04)	—
Foreign currency transaction gain (loss)	0.03	(0.01)	—	(0.04)
Loss on investment in unconsolidated subsidiary net of tax (1)	—	—	—	(0.04)
Acquisition gain net of tax (2)	—	—	—	0.06
Operating diluted earnings per share (4)	$0.77	$0.60	$2.77	$2.65
Reconciliation of return on equity to operating return on equity:
Return on equity	19.9%	17.6%	17.5%	21.2%
Less: Net realized gain (loss) net of tax	1.1%	0.3%	0.6%	0.2%
Non cash amortization of certain intangible assets	(1.8)%	(1.2)%	(1.7)%	(1.2)%
Non cash interest on convertible senior notes net of tax	0.4%	—%	(0.2)%	—%
Foreign currency transaction gain (loss)	0.9%	(0.3)%	—%	(0.3)%
Loss on investment in unconsolidated subsidiary net of tax (1)	—%	—%	—%	(0.3)%
Acquisition gain net of tax (2)	—%	—%	—%	0.5%
Operating return on equity (5)	19.3%	18.8%	18.8%	22.3%

(1)
In 2011, the Company recorded its final purchase price adjustment related to ACAC's 2010 purchase of GMAC's consumer property and casualty insurance business. The Company originally recorded an after-tax gain of $6,792 related to this acquisition in 2010. ACAC finalized its purchase price accounting in 2011 and the impact on the Company's gain on acquisition was to reduce the gain by $2,349 on an after-tax basis. As required under GAAP, the Company recorded this adjustment in 2011 and included it as part of equity in earnings of unconsolidated subsidiaries (related parties), which was $1,467 and $4,882 for the three months and year ended December 31, 2011. This purchase price adjustment is not included in the Company's calculation of operating earnings.

(2)	The Company recorded a gain of $5,850 and after-tax gain of $3,803 related to the renewal rights and loss portfolio transfer transaction with Majestic Insurance Company.

(3)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), certain amortization expense, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain (loss) on investment in unconsolidated subsidiary net of tax and acquisition gain net of tax and should not be considered an alternative to net income. The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(4)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), certain amortization expense, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain (loss) on investment in unconsolidated subsidiary net of tax and acquisition gain net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(5)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), certain amortization expense, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain (loss) on investment in unconsolidated subsidiary net of tax and acquisition gain net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Gross written premium
Small Commercial Business	$243,659	$149,081	$933,740	$609,822
Specialty Risk and Extended Warranty	351,596	306,768	1,118,710	1,056,511
Specialty Program	149,939	105,590	578,735	381,541
Personal Lines Reinsurance	28,451	25,322	118,141	102,598
	$773,645	$586,761	$2,749,326	$2,150,472
Net written premium
Small Commercial Business	$117,729	$85,779	$474,381	$355,721
Specialty Risk and Extended Warranty	174,029	176,600	624,555	615,563
Specialty Program	92,803	57,293	430,960	202,715
Personal Lines Reinsurance	28,451	25,322	118,141	102,598
	$413,012	$344,994	$1,648,037	$1,276,597
Net earned premium
Small Commercial Business	$106,863	$94,494	$416,565	$320,266
Specialty Risk and Extended Warranty	148,658	125,773	541,573	446,765
Specialty Program	98,796	53,520	348,568	171,375
Personal Lines Reinsurance	29,070	25,606	112,146	98,455
	$383,387	$299,393	$1,418,852	$1,036,861
Loss Ratio:
Small Commercial Business	65.1%	63.0%	65.0%	63.0%
Specialty Risk and Extended Warranty	66.8%	64.3%	63.0%	66.6%
Specialty Program	68.5%	67.7%	68.4%	66.9%
Personal Lines Reinsurance	64.5%	68.7%	64.5%	65.2%
Total	66.6%	64.9%	65.0%	65.4%
Expense Ratio:
Small Commercial Business	26.1%	27.2%	26.6%	26.8%
Specialty Risk and Extended Warranty	17.9%	19.0%	19.1%	17.9%
Specialty Program	26.9%	27.9%	28.2%	27.6%
Personal Lines Reinsurance	30.5%	30.0%	30.5%	31.8%
Total	23.5%	24.1%	24.4%	23.6%
Combined Ratio:
Small Commercial Business	91.2%	90.1%	91.6%	89.9%
Specialty Risk and Extended Warranty	84.7%	83.4%	82.1%	84.5%
Specialty Program	95.4%	95.6%	96.6%	94.6%
Personal Lines Reinsurance	95.0%	98.7%	95.0%	97.1%
Total	90.1%	89.0%	89.5%	89.0%